Exhibit 99.1

R&G FINANCIAL ANNOUNCES AUTHORIZATION TO MAKE MARCH DIVIDEND PAYMENTS ON

ITS PREFERRED STOCK AND TRUST PREFERRED SECURITIES, CAUTIONS ON

FUTURE PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

San Juan, Puerto Rico, March 7, 2008—R&G Financial Corporation (RGFC), a Puerto Rico chartered bank holding company, announced today that it has received regulatory permission to make dividend payments for March on its four outstanding series of preferred stock and distributions for March on its trust preferred securities issues. Regulatory approvals are necessary as a result of the Company’s previously-announced agreements with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. The permission granted by the Federal Reserve was conditioned upon the financial support provided by Mr. Victor Galán, a director and former Chairman and Chief Executive Officer of the Company, through his purchase of $5.2 million of delinquent loans, which will assist in the funding of the Company’s March dividend payments. Based upon these events, the Company believes it is very uncertain that future dividends and distributions will be approved absent material improvements to the Company’s liquidity, capital and cash flows. While it is possible that approval may be obtained and the Company is taking steps to apply for further approvals, the Company currently expects that the payment of dividends and distributions on its outstanding preferred stock or its trust preferred securities is unlikely in the foreseeable future.

As of February 29, 2008, the Company and its Puerto Rico bank subsidiary, R-G Premier Bank of Puerto Rico, maintained capital ratios that comply with the numerical requirements for “well capitalized” status within the meaning of the federal bank regulations.

R&G Financial Corporation, currently in its 36th year of operation, is a bank holding company with operations in Puerto Rico, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. The Company operates 36 bank branches and 44 mortgage offices, including 36 mortgage facilities located within its banking branches.